UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8 – K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            April 23, 2003

Gateway Energy Corporation

(Exact name of  registrant as specified in its charter)

Delaware	1-4766	44-0651207
(State of incorporation)	(Commission File Number)	(IRS Employer ID Number)

500 Dallas Street, Suite 2615

Houston, TX  77002

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (713) 336-0844

(Former name or former address, if changed since last report)

N/A

Form 8-K

Item 5.                Other Information

Term Note – Madisonville

In its annual report on Form 10-KSB for the fiscal period ended December 31, 2002, Gateway Energy Corporation (the “Company”) disclosed that it was in the process of amending loan documents related to the construction financing of the pipelines servicing the Madisonville Plant, as defined therein.

Effective February 21, 2002, Gateway Pipeline Company and Gateway Processing Company (the “Borrowers”) entered into a term credit agreement with a bank.  On April 23, 2003 but effective March 31, 2003, the Company successfully amended the Madisonville term credit agreement.  Under the agreement, as amended effective March 31, 2003, the Borrowers may borrow through June 30, 2003 up to $1.5 million in one or more advances.  Principal outstanding under the note accrues interest at a fixed rate of 7¼% and the note matures December 31, 2005.  The monthly note payments through June 30, 2003 represent interest only, and thereafter the note requires monthly payments of principal and interest ranging from $9,063 to $54,819 if the maximum available under the agreement is borrowed.  If less than the maximum amount is borrowed, the monthly payments are proportionately reduced.  The Borrowers are using the proceeds to finance the construction of gathering and sales pipelines servicing the Madisonville Plant (the “Pipeline Facilities”).  The agreement is collateralized with the Company’s economic interest in the Madisonville project and the Waxahachie pipeline system, and the Company has guaranteed the loan and pledged the common stock of the Borrowers.  The agreement contains cross collateral and cross default provisions linking it to the Balloon Note, described below.

Balloon Note – Madisonville

In its annual report on Form 10-KSB for the fiscal period ended December 31, 2002, the Company disclosed that as of March 21, 2003 it was in the process of securing an additional loan for construction financing of the Pipeline Facilities.

On April 23, 2003 but effective March 31, 2003, the Company entered into a balloon credit agreement (the “Balloon Note”) with a bank.  Under the Balloon Note agreement, the Borrowers may borrow through June 30, 2003 up to $900,000 in one or more advances.  Principal outstanding under the Balloon Note will accrue interest at a fixed rate of 7¼% and the note will mature after thirty-six months.  The monthly note payments will represent interest only on the total balance outstanding.   Costs of securing this debt will be charged to interest expense ratably over the maturity period of the Balloon Note.  The Proceeds will be used to finance the remaining construction costs of the Pipeline Facilities, and to fund the principal and interest payment which was due under the Company’s subordinated note agreements on March 1, 2003.

The Balloon Note is collateralized with letters of credit obtained through Allen Drilling Acquisition Company, a Nebraska corporation (“ADAC”).  Charles A. Holtgraves, a director of the Company, is President and a director of ADAC, and Larry J. Horbach, a director of the Company, is Secretary and a director of ADAC.  Mr. Holtgraves owns directly no shares of ADAC common stock, and owns 14.65% of an entity that owns 55.56% of the ADAC senior preferred stock.  Such preferred stock has a stated dividend rate equal to two-thirds (66-2/3%) of any Madisonville payments received by ADAC pursuant to the Agreement discussed below.  Mr. Horbach owns no ADAC common or preferred stock.

Under the terms of the agreement with ADAC, dated March 6, 2003 (the “Agreement”), ADAC agreed to provide security acceptable to the Company’s primary bank to allow the Company to borrow the proceeds of the Balloon Note.  In exchange, ADAC will receive, during the term of the Balloon Note, one-half (50%) of the price upside portion only, if any, of the monthly fee to be received by the Company pursuant to the Madisonville project agreements.  Under the Agreement, ADAC will have the option to either: (i) receive at the end of the term of the Balloon Note a lump-sum payment, which when added to the payments received, if any, for the price upside portion, will result in a 15% pre-tax internal rate of return on the $900,000, or (ii) pay off the Balloon Note on or before the end of the Balloon Note term in exchange for a thirty-three and one-third percent (33-1/3%) ownership interest in the Pipeline Facilities from that date forward.  The Company will be obligated to pay the periodic interest payments to the bank during the three-year term of the Balloon Note.  Further, the Company has granted liens, subordinate to the Company’s bank liens, on the Company’s economic interest in the Madisonville project, its Waxahachie pipeline system, and its Fort Cobb subsidiary.  The agreement contains cross collateral and cross default provisions linking it to the Madisonville Term Note, described above.

Subordinated Notes

In its annual report on Form 10-KSB for the fiscal period ended December 31, 2002, the Company disclosed that, as of March 21, 2003, subordinated notes principal and interest totaling $246,044 which was due on March 1, 2003 remained unpaid.  Under the terms of the subordinated notes, the Company has a sixty-day period in which to make this payment and prevent acceleration of the remaining outstanding principal.  The Company made the March 1, 2003 payments on April 29, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATEWAY ENERGY CORPORATION

By	/s/ Scott D. Heflin
Scott D. Heflin
Chief Financial Officer and Treasurer

April 30, 2003
(Date)